EXHIBIT (23)

                   INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
CPI Corp.:


     We consent to incorporation by reference in the registration statement No. 33-50082 on Form S-8 of CPI Corp. of our report dated April 9, 1998, relating to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 7, 1998 and February 1, 1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 7, 1998, and all related schedules, which report appears in the 1997 annual report on Form 10-K of CPI Corp.






/s/ KPMG Peat Marwick LLP
-------------------------
    KPMG PEAT MARWICK LLP





St. Louis, Missouri
April 9, 1998











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